SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 5, 2013

Xcel Energy Inc.
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

001-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Minneapolis, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On March 5, 2013, Xcel Energy Inc., a Minnesota corporation (“the Company”), entered into three separate equity distribution agreements with each of Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC (collectively, the “Sales Agents”), pursuant to which the Sales Agents will act, each in its individual capacity, as the Company’s sales agent with respect to the offer and sale from time to time of shares of  the Company’s common stock having an aggregate gross sale price of up to $400,000,000 (the “Shares”).

The sales of Shares, if any, may be made by means of ordinary brokers’ transactions on the New York Stock Exchange or otherwise at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices, in block transactions, or as otherwise agreed upon by us and the Sales Agents.   The Company will pay each Sales Agent a commission equal to 1.0% of the gross sales price per share for any Shares sold through it acting as the Company’s Sales Agent under its equity distribution agreement.  The offering of the Shares will terminate upon the earlier of (1) the sale of all the Shares subject to the equity distribution agreements, and (2) the termination of the equity distribution agreements, pursuant to their terms, by either the Sales Agents or us.

The Common Stock will be issued pursuant to a registration statement previously filed with the Securities and Exchange Commission on Form S-3 (File No. 333-183536).

Copies of each of the equity distribution agreements are filed as Exhibits 1.1, 1.2 and 1.3 hereto and are incorporated by reference herein.  The description of the equity distribution agreements is qualified in its entirety by reference to the full text of each equity distribution agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

1.1	Equity Distribution Agreement, dated March 5, 2013, between Xcel Energy Inc. and Barclays Capital Inc.

1.2	Equity Distribution Agreement, dated March 5, 2013, between Xcel Energy Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

1.3	Equity Distribution Agreement, dated March 5, 2013, between Xcel Energy Inc. and Morgan Stanley & Co. LLC

5.1	Opinion of Scott M. Wilensky as to the legality of the Shares

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XCEL ENERGY INC.
(a Minnesota Corporation)

By: /s/ George E. Tyson II
Name: George E. Tyson II
Title: Vice President and Treasurer

Date:  March 5, 2013